BUSINESS CONSULTANT AGREEMENT

This agreement dated February 1, 2000, is made By and
Between H Bar C, Inc., whose address is 118 Murray Avenue, Port
Washington, NY  11050 referred to as "Company", AND Richard Stahl whose address is 118 Murray Avenue, Port Washington, NY  11050 referred to as "Consultant."

1. Consultation Services. The Company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The Consultant will act in the capacity of Chairman, CEO, CFO, and Treasurer until such time that the Company is able to engage officers and employees to assume such positions. The Consultant will represent the Company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2.  Terms of Agreement. This agreement will begin February 1,
2000, and will end February 1, 2001. Either party may cancel this agreement on thirty (30) days notice to the other party in writing, by certified mail or personal delivery.

3.  Time Devoted by Consultant. It is anticipated the
Consultant will spend approximately 2500 Hours in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote a minimum of 200 hours per month to its duties in accordance with this agreement.

4. Place where Services Will Be Rendered. The Consultant will perform most services in accordance with this contract in New York. In addition the Consultant will perform services on the telephone and at such other places as designated by the Company to perform these services in accordance with this agreement.

5. Payment to Consultant. The Consultant will be paid at the rate of $120,000 per annum for work performed in accordance with this agreement. However, the Consultant acknowledges that company is in formation year and may not have the funds necessary to establish regular interval payments. Therefore, Consultant agrees to receive payments when funds are available. If at the end of the term of the agreement the Company has not paid the full amount owed to the consultant, the company will have the option to substitute stock in lieu of cash at fair market value for the outstanding amount payable.

6.  Independent Contractor. Both the Company and the
Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the Consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7. Confidential Information. The Consultant agrees that any information received by the consultant during any furtherance of the Consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the Company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. Employment of Others. The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant employ others without the prior authorization of the Company.

9. Signatures. Both the Company and the Consultant agree to the above contract.

Witnessed by:

COMPANY


By: /s/  Richard Stahl
By:  Richard Stahl. President

CONSULTANT


/s/  Richard Stahl
Richard Stahl